United States Steel Corporation 2016 Omnibus Incentive Compensation Plan
Non-Qualified Stock Option Grant Agreement

Non-Qualified Stock Option (“Option”) granted by United States Steel Corporation, a Delaware corporation (the “Corporation”), to the optionee identified below (the “Optionee”).

Name of Optionee:         PARTICIPANT NAME

Name of Employing Company    (the company recognized by the Corporation
on Date Hereof:             as employing the Optionee)

Number of Shares
Subject to the Option:        # SHARES

Per-Share Exercise Price:        USS GRANT PRICE

Date of Grant:            GRANT DATE

By accepting the grant of this Option in any manner prescribed by the Corporation, the Optionee agrees that (1) this Option is granted under and governed by the terms and conditions of the United States Steel Corporation 2016 Omnibus Incentive Compensation Plan, as the same may be amended from time to time (the “Plan”) and the provisions of this Non-Qualified Stock Option Grant Agreement, including the Terms and Conditions contained herein and any special provisions for the Optionee’s country of residence set out on Exhibit A (the “Agreement”), (2) he or she has reviewed the Plan and the Agreement in their entirety, and (3) he or she has had an opportunity to obtain the advice of counsel prior to accepting this Grant and fully understands all provisions of the Plan and the Agreement. The Option may not be exercised unless it is accepted by the Optionee in the same manner prescribed by the Corporation.

United States Steel Corporation

By:_______________________
Authorized Officer

Terms and Conditions

1.Grant: Subject to the terms and conditions of the Plan and this Agreement, the Corporation hereby grants to the Optionee an Option to purchase up to the Number of Shares Subject to Option for the Per-Share Exercise Price for each such Share, as set forth in the Agreement.

2.Continuous Employment Requirement: Subject to Sections 3 and 5, in order to vest in the Option, Optionee agrees that Optionee must continue as an active employee of the employing company identified above or the Corporation, its Subsidiaries or affiliates (each an “Employing Company”) through the vesting dates set forth in Section 3, subject to the Employing Company’s right to terminate the Optionee’s employment at any time.

3.Vesting and Exercisability of Option: The Option will become vested and exercisable in annual installments over a three-year vesting period according to the following vesting schedule: 1/3 of the Number of Shares Subject to the Option shall vest upon the 1st anniversary of the Date of Grant, provided that the Optionee is employed by an Employing Company on such anniversary; an additional 1/3 of the Number of Shares Subject to the Option will vest upon the 2nd anniversary of the Date of Grant of the Option, provided that the Optionee is employed by an Employing Company on such anniversary; and an additional 1/3 of the Number of Shares Subject to the Option will vest on the 3rd anniversary of the Date of Grant of the Option, provided that the Optionee is employed by an Employing Company on such anniversary, with all fractional Option shares, if any, vesting as whole Option shares upon the latest vesting date. Unless otherwise determined by the Committee, the unvested Number of Shares Subject to the Option will immediately vest upon the Optionee’s death during employment or termination of employment by reason of Disability. Unless otherwise determined by the Committee, a prorated Number of Shares Subject to the Option scheduled to vest during the current Vesting Year will vest on the vesting date for the current Vesting Year or, if earlier, immediately upon the Optionee’s death, based upon the number of complete months worked during the Vesting Year in which the Optionee’s termination of employment occurs by reason of Retirement or Termination with Consent. Except as provided in Section 6, the remaining unvested Options are forfeited immediately upon the Optionee’s termination of employment without consideration or further action required of the Corporation or Employing Company.

Except as provided in Section 6, and notwithstanding any terms or conditions of the Plan or this Agreement to the contrary, in the event of the Optionee’s termination of employment, regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee's employment agreement, if any: (1) the Optionee’s right to vest in the Option, if any, will terminate effective as of the date that the Optionee is no longer actively employed by an Employing Company and will not be extended by any notice period (i.e., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee's employment agreement, if any - collectively referred to herein as any “Notice Period”); and (2) the period (if any) during which the Optionee may exercise the Option after such termination of employment will commence on the date the Optionee ceases to be actively employed and will not be extended by any Notice Period; the Committee shall have the exclusive discretion to determine when the Optionee is no longer actively employed for purposes of the Option.

4.Option Period: Any portion of the Option that is vested and exercisable may be exercised in whole or in part from time to time during the Option Period. In the event of the exercise of the Option in whole or in part, the portion of the Option so exercised shall terminate. The Option Period shall begin on the Date of Grant and shall end, except as provided in Section 6 hereof, on the first to occur of: (a) ten years thereafter, (b) three years after the date upon which the Optionee ceases to be an employee of an Employing Company by reason of Retirement, death, Disability or Termination with Consent, (c) immediately following termination of employment, if termination of employment is due to Termination for Cause, or (d) ninety (90) days following the date of termination of employment, if termination of employment is due to any reason other than Retirement, death, Disability, Termination with Consent or Termination for Cause.

5.Payment of Exercise Price: The exercise price shall be paid at the election of the Optionee, in cash, by delivering Shares owned by the Optionee, by withholding of shares to be acquired upon exercise of the Option, or by broker-assisted cashless exercise subject to the establishment of procedures with respect thereto by the Committee or its delegee as provided in Section 3.02 of the Plan; provided however that, if the Optionee is subject to taxation on the benefit received from the Option in a jurisdiction outside the United States, the Optionee may not pay the exercise price by surrendering shares of Common Stock that he or she already owns or attesting to the ownership of shares of Common Stock. The Corporation reserves the right to restrict the methods of payment of the exercise price if necessary to comply with applicable local law, as determined by the Corporation in its sole discretion. If the Fair Market Value of shares delivered or withheld in payment of the purchase price exceeds the purchase price, a certificate, or its equivalent, representing the whole number of excess shares together with a check, or its equivalent, representing the Fair Market Value of any excess partial Share shall be delivered to the Optionee. If at the time of exercise the Optionee is subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), any portion of the exercise price representing a fraction of a Share shall be paid by the Optionee in cash or property other than shares. If the Fair Market Value of shares delivered or withheld in payment of the purchase price is less than the purchase price, the difference shall be delivered by the Optionee in cash immediately upon notification of such difference.

6.Change in Control: If the Optionee’s employment is terminated within two years following a Change in Control involuntarily (except for Cause) or, in the case of participants designated as executive management at the time of the Change in Control, voluntarily for Good Reason, each unvested Option will immediately vest and remain exercisable until the end of its term.

7.Transferability: During the Optionee’s lifetime, to the extent the Option is exercisable, the Option may be exercised only by the Optionee or by the Optionee’s guardian or legal representative. Upon the Optionee’s death, the Option may be transferred by will or by the laws governing the descent and distribution of the Optionee’s estate. Otherwise, the Option may not be transferred, pledged or encumbered and, in the event of an attempt to transfer, pledge or encumber it, the Committee may cancel it.

8.Adjustments and Recoupment: The number of shares subject to the Option and the Option exercise price per share shall be subject to adjustment as provided in Section 8 of the Plan. The Optionee shall be notified of such adjustment and such adjustment shall be binding upon the Corporation and the Optionee. This Grant shall be administered in accordance with, and is subject to, any recoupment policies and provisions prescribed by the Plan; including but not limited to Section 7.07 thereof and all clawback and recoupment policies or provisions required by law from time to time. In its sole discretion, the Committee shall have the authority to amend, waive or apply the terms of any clawback or recoupment policies or provisions, to the extent necessary or advisable to comply with applicable laws, as determined by the Committee.

9.Compliance with Laws: Notwithstanding anything in the Plan or this Agreement to the contrary, the obligations of the Corporation and the rights of the Optionee are subject to all applicable laws, rules and regulations including, without limitation, the Exchange Act, the U.S. Securities Act of 1933, as amended, the U.S. Internal Revenue Code of 1986, as amended, and any other applicable U.S. and foreign laws. No shares of Common Stock will be issued or delivered to the Optionee under the Plan unless and until there has been compliance with such applicable laws.

10.Interpretation and Amendments: The Option shall be administered and exercised in accordance with the Plan, as the same may be amended by the Committee from time to time, provided that no amendment may, without the consent of the Optionee, affect the rights of the Optionee under this Option in a materially adverse manner. For purposes of the foregoing sentence, an amendment that affects the tax treatment of the Option or that is necessary to comply with securities or other laws applicable to the issuance of shares of Common Stock shall not be considered as affecting the Optionee’s rights in a materially adverse manner. All capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

11.Nature of the Grant: Neither the grant of the Option nor anything else contained in this Agreement shall be deemed to limit or restrict the right of the Employing Company to terminate the Optionee’s employment at any time, for any reason, with or without cause. Further, by accepting this Option, the Optionee acknowledges that:

a)
the Plan is established voluntarily by the Corporation, it is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by its terms;

b)
the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

c)	all decisions with respect to future option grants, if any, will be at the sole discretion of the Committee or its delegee, as applicable;

d)	the Optionee is voluntarily participating in the Plan;

e)
the Option and the shares of Common Stock subject to the Option are extraordinary items which do not constitute compensation of any kind for services of any kind rendered to the Corporation or to the Employing Company, and which are outside the scope of the Optionee’s employment contract, if any;

f)
the Option and the shares of Common Stock subject to the Option are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, dismissal, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or the Employing Company or any Subsidiary or affiliate of the Corporation;

g)	the Option and the shares of Common Stock subject to the Option are not intended to replace any pension rights or compensation;

h)	the grant of the Option will not be interpreted to form an employment contract or relationship with the Corporation, the Employing Company or any Subsidiary or affiliate of the Corporation;

i)
the future value of the shares of Common Stock underlying the Option is unknown, indeterminable and cannot be predicted with certainty; if the underlying shares do not increase in value, the Option will have no value. If Optionee exercises the Option and obtains shares of Common Stock, the value of the shares acquired upon exercise may increase or decrease in value, even below the exercise price;

j)
no claim or entitlement to compensation or damages arises from forfeiture of the Option resulting from termination of the Optionee’s employment by the Corporation or the Employing Company (for any reason whether or not in breach of applicable labor laws or the terms of the Optionee’s employment agreement, if any), and in consideration of the grant of the Option to which the Optionee is not otherwise entitled, the Optionee irrevocably agrees never to institute any claim against the Corporation or the Employing Company, waives his or her ability, if any, to bring any such claim, and releases the Corporation and the Employing Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agreed to execute any and all documents necessary to request dismissal or withdrawal of such claim;

k)
it is the Optionee’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of shares of Common Stock pursuant to the exercise of the Option;

l)
the Corporation and the Employing Company are not providing any tax, legal or financial advice, nor are the Corporation or the Employing Company making any recommendations regarding the Optionee’s participation in the Plan or the Optionee’s purchase or sale of the shares of Common Stock underlying the Option;

m)	the Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan;

n)
unless otherwise provided in the Plan or by the Corporation in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Corporation; and

o)	the following provisions apply only if the Optionee is providing services outside the United States:

(i)	the Option and the shares of Common Stock subject to the Option are not part of normal or expected compensation or salary for any purpose; and

(ii)
the Optionee acknowledges and agrees that neither the Corporation nor the Employing Company shall be liable for any foreign exchange rate fluctuation between the local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Optionee pursuant to the exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon exercise.

12.Withholding Taxes: The Optionee acknowledges that, regardless of any action taken by the Corporation or the Employing Company, the ultimate liability for any or all income tax, social security, payroll tax, payment on account or other tax-related withholding or liability in connection with any aspect of the Option, including the grant, vesting, or exercise of the Option or the subsequent sale of shares of Common Stock or receipt of dividends (“Tax-Related Items”) is and remains his or her responsibility and may exceed the amount withheld by the Corporation or the Employing Company. Furthermore, the Optionee acknowledges that the Corporation and/or the Employing Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items; and (b) do not commit to and are under no obligation to structure the terms of the grant of the Option or any aspect of the Optionee’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items or to achieve any particular tax result. Further, if the Optionee has become subject to Tax-Related Items in more than one jurisdiction between the grant date and the date of any relevant taxable event, the Optionee acknowledges that the Corporation and/or the Employing Company (or former Employing Company, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, the Optionee shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employing Company to satisfy all Tax-Related Items. In this regard, the Corporation may notify the Optionee of the amount of Tax-Related Items, if any, required under U.S. federal and, where applicable, state and local or non-U.S. law, and in which case, the Optionee shall, forthwith upon the receipt of such notice, remit the required amount to the Corporation in cash or in accordance with such regulations as the Committee may prescribe. Alternatively, the Optionee authorizes the Corporation and/or the Employing Company, or their respective agents, at their discretion, to satisfy the obligations with regard to all applicable Tax-Related Items by one or a combination of the following methods: (1) withholding from Optionee’s wages or other cash compensation paid to Optionee by the Corporation and/or the Employing Company; (2) withholding from proceeds of the sale of shares issued upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Corporation (on Optionee’s behalf pursuant to this authorization) through such means as the Corporation may determine in its sole discretion (whether through a broker or otherwise); or (3) withholding in shares to be issued upon exercise of the Option. If the Corporation gives the Optionee the power to choose the withholding method, and the Optionee does not make a choice, then the Corporation will at its discretion withhold from the proceeds of the sale of shares issued upon exercise of the Option, which is alternative (2) herein.

To avoid negative accounting treatment, the Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Corporation withholds at a rate other than the minimum statutory rate, such as the maximum withholding rate, then the refund of any over-withheld amount shall be paid in cash and the Optionee will have no entitlement to the Common Stock equivalent. If the Tax-Related Items are satisfied by withholding in shares issuable upon exercise of the Option, for tax purposes, the Optionee is deemed to have been issued the full number of shares of Common Stock subject to the exercised Option, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items. Finally, the Optionee shall pay to the Corporation or the Employing Company any amount of Tax-Related Items that the Corporation or the Employing Company may be required to withhold as a result of Optionee’s participation in the Plan or Optionee’s purchase of shares that cannot be satisfied by the means previously described. The Optionee understands that no shares of Common Stock or proceeds from the sale of shares of Common Stock shall be delivered to Optionee, notwithstanding the exercise thereof, unless and until the Optionee shall have satisfied any obligation for Tax-Related Items with respect thereto.

13.Data Privacy: The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, any Employing Company and the Corporation for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

The Optionee understands that the Employing Company and the Corporation hold certain personal information about the Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Corporation, details of all options or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in Optionee’s favor, as the Employing Company and/or the Corporation deems necessary for the purpose of implementing, administering and managing the Plan (“Data”). The Optionee acknowledges and understands that Data may be transferred to any broker as designated by the Corporation and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Optionee’s country or elsewhere (and outside the European Economic Area), and that the recipient’s country may have different, including less stringent, data privacy laws and protections than the Optionee’s country. The Optionee understands that Corporation may transfer Optionee’s Data to the United States, which is not considered by the European Commission to have data protection laws equivalent to the laws in Optionee’s country. The Optionee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any shares of Common Stock acquired upon exercise of the Option. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Optionee further understands that he or she is providing the consents herein on a purely voluntary basis. If the Optionee does not consent or later seeks to revoke consent, the Optionee’s employment status or service and career with the Employing Company will not be adversely affected. The Optionee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to realize benefits from the Option or otherwise participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.

14.Electronic Delivery: The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan or request the Optionee’s consent to participate in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Corporation intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Corporation. The Optionee consents to the electronic delivery of the Plan documents and the Agreement. The Optionee acknowledges that he or she may receive from the Corporation a paper copy of any documents delivered electronically at no cost to the Optionee by contacting the Corporation by telephone or in writing. The Optionee further acknowledges that the Optionee will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Optionee understands that the Optionee must provide the Corporation or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Optionee may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Optionee has provided an electronic mail address) at any time by notifying the Corporation of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Optionee understands that he or she is not required to consent to electronic delivery of documents.

15.Language: If the Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

16.Severability: In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

17.Governing Law and Venue: This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws thereof. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania, and agree that such litigation shall be conducted in the courts of Allegheny County, Pennsylvania, or the federal courts for the United States for the Western District of Pennsylvania, where this grant is made and/or to be performed.

18.Section 409A: Notwithstanding any other provision of the Plan or this Agreement, the Plan and this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the U.S. Internal Revenue Code of 1986, as amended (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). The Corporation reserves the right, to the extent the Corporation deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan or this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to ensure that this Option qualifies for exemption from, or complies with the requirements of, Section 409A; provided, however, that the Corporation makes no representation that the Option will be exempt from, or will comply with, Section 409A, and makes no undertakings to preclude Section 409A of the Code from applying to the Option or to ensure that it complies with Section 409A.

19.Exhibit A: Notwithstanding any provisions in this Agreement, the Option shall be subject to any special terms and conditions set forth in Exhibit A to this Agreement for the Optionee’s country. Moreover, if the Optionee relocates to one of the countries included in Exhibit A, the special terms and conditions for such country will apply to the Optionee, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable in order to comply with local law. Exhibit A constitutes part of this Agreement.

20.Insider Trading Restrictions/Market Abuse Laws: The Optionee acknowledges that, depending on the Optionee's country of residence, the Optionee may be subject to insider trading restrictions and/or market abuse laws, which may affect the Optionee's ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., Options) under the Plan during such times as the Optionee is considered to have “inside information” regarding the Corporation (as defined by any applicable laws in the Optionee's country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy maintained by the Corporation. The Optionee acknowledges that it is the Optionee's responsibility to comply with any applicable restrictions, and the Optionee is advised to speak to his or her personal advisor on this matter.

21.Imposition of Other Requirements: The Corporation reserves the right to impose other requirements on the Optionee’s participation in the Plan, on the Option and on any shares of Common Stock acquired under the Plan, to the extent the Corporation determines it is necessary or advisable in order to comply with local law, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.Headings: Headings of paragraphs and sections used in this Agreement are for convenience only and are not part of this Agreement, and must not be used in construing it.

23.Waiver: The Optionee acknowledges that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee.

24.Definitions: In addition to the capitalized terms defined in the Plan, the following terms as used herein shall have the following meanings when used with initial capital letters:

a)
“Retirement” shall mean the Optionee’s termination of employment after having satisfied the age, service and/or other requirements necessary to commence an immediate pension under either: (i) the applicable defined benefit pension plan for the Optionee’s home country, regardless of whether the Optionee is a participant in such pension plan, or (ii) in the case of a home country for which there is no applicable defined benefit plan, the applicable local law or regulation; provided, however, such term does not include, unless the Committee consents with knowledge of the specific facts, retirement under circumstances in which the Optionee accepts employment with a company that owns, or is owned by, a business that competes with the Corporation, or its Subsidiaries or affiliates. Further, to the extent necessary under applicable local law.

b)
“Termination” shall mean the applicable employee’s termination of employment. For purposes of this Agreement, (i) for U.S. taxpayers, Termination and words of similar effect shall be construed consistent with a “separation from service” under Section 409A of the Code to the extent required by Section 409A of the Code, and (ii) for non-U.S. taxpayers, Termination and words of similar effect shall mean that the Optionee is no longer actively employed by an Employing Company, without regard to any notice period (i.e., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any).

c)
“Termination with Consent” shall mean Termination with the consent of the Committee. Consent shall be deemed to be given if the employee incurs a break in continuous service under circumstances which would qualify the Participant for benefits under a severance plan of the Corporation.

d)
“Vesting Year” shall mean, with respect to the period prior to the third anniversary of the Date of Grant, each one-year period commencing on the Date of Grant or the first or second anniversary thereof, as applicable, and ending on the next following anniversary of the Date of Grant.

EXHIBIT A

Additional Terms and Conditions of the
United States Steel Corporation 2016 Omnibus Incentive Compensation Plan
Non-Qualified Stock Option Grant Agreement

TERMS AND CONDITIONS

This Exhibit A includes additional terms and conditions that govern the Option granted to the Optionee under the Plan if he or she works or resides in one of the countries listed below. If the Optionee is a citizen or resident of a country other than that in which the Optionee is currently working or transfers employment to another country after the Option is granted, the Corporation shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Optionee. Certain capitalized terms used but not defined in this Exhibit A have the meanings set forth in the Plan and/or the Agreement.

NOTIFICATIONS

This Exhibit A also includes information regarding exchange controls and certain other issues of which the Optionee should be aware with respect to participation in the Plan. The information is based on the laws in effect in the applicable countries as of February 2016. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that the Optionee not rely on the information in this Exhibit A as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that the Optionee exercises the Option or sells shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Optionee’s particular situation, and the Corporation is not in a position to assure the Optionee of a particular result. Accordingly, the Optionee is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Optionee’s situation.

Finally, if the Optionee is a citizen or resident of a country other than that in which the Optionee is currently working or transfers employment to another country after the Option is granted, the information contained herein may not be applicable.

SLOVAK REPUBLIC

NOTIFICATIONS

Foreign Assets Reporting Information. If the Optionee permanently resides in the Slovak Republic and, apart from being employed, carries on business activities as an independent entrepreneur (in Slovakian, podnikatel), the Optionee will be obligated to report his or her foreign assets (including any foreign securities such as shares of Common Stock acquired under the Plan) to the National Bank of Slovakia if the value of the foreign assets exceeds €2,000,000. These reports must be submitted on a monthly basis by the 15th day of the respective calendar month, as well as on a quarterly basis by the 15th day of the calendar month following the respective calendar quarter, using notification form DEV (NBS) 1-12, which may be found at the National Bank of Slovakia's website at www.nbs.sk.

Furthermore, if the above preconditions are met (i.e. permanent residence in the Slovak Republic and entrepreneurial activities in addition to the employment), the Optionee will be obliged to report certain additional information under Section 34b of Act No. 566/1992 Coll. on National Bank of Slovakia as amended. This information is mostly of general nature and contains personal identification data of the Optionee - place and date of birth, birth certificate number, academic degree, etc., as well as telephone and fax number and e-mail address of the Optionee, if any.

Securities Disclaimer. The grant of the Option is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in the Slovak Republic.